Exhibit 5.2
Opinion of Mark Sustana
June 26, 2009
Lennar Corporation
700 Northwest 107th Avenue
Miami, FL 33172
Ladies and Gentlemen:
I am the General Counsel of Lennar Corporation, a Delaware corporation (the “Company”). I am providing the opinion set forth below in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Act”), of up to $400,000,000 aggregate principal amount of the Company’s Series B 12.25% Senior Notes due 2017 (the “New Notes”) and the guarantees of the New Notes (the “Guarantees”) by wholly-owned subsidiaries of the Company (the “Guarantor Subsidiaries”), to be offered in exchange for like principal amounts of the Company’s outstanding Series A 12.25% Senior Notes due 2017 (the “Old Notes”), which were issued by the Company on April 30, 2009 in a transaction that was exempt from registration under the Act. The Old Notes were, and the New Notes will be, issued under an Indenture (the “Indenture”), dated as of April 30, 2009, among the Company, the Guarantor Subsidiaries and The Bank of New York Mellon, as trustee (the “Trustee”).
As General Counsel of the Company, I am generally familiar with its legal affairs and the legal affairs of its subsidiaries, including the Guarantor Subsidiaries. In addition, for purposes of rendering this opinion, I have made such investigation and examined such corporate records of the Guarantor Subsidiaries as I have deemed appropriate. In rendering this opinion, I have also made the assumptions that are customary in opinion letters of this kind. I have not verified any of those assumptions.
Based upon and subject to the foregoing, and such examination of law as I have deemed appropriate, it is my opinion that when New Notes have been duly executed on behalf of the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and have been issued and delivered in exchange for like principal amounts of Old Notes as described in the prospectus that forms a part of the Registration Statement, the Guarantees will be legally issued and will constitute valid and binding obligations of the Guarantor Subsidiaries, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights, and by general principles of equity (whether applied by a court of law or equity).
Please be advised that I am admitted to practice law in the State of New York, and I have registered as authorized house counsel in the State of Florida.
I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the prospectus that forms a part of the Registration Statement under the caption “Legal Matters”. In giving my consent I do not by doing so admit that I am in the category of persons whose consent is required under Section 7 of the Act.
Yours truly,

/s/ Mark Sustana Mark Sustana
General Counsel